Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS ANNOUNCES FIRST QUARTER 2007 SALES RESULTS
-Reconfirms Revised Outlook for First Quarter Earnings Per Share
     Hingham, MA, May 10, 2007 — The Talbots, Inc. (NYSE: TLB) today announced total Company sales for the thirteen weeks ended May 5, 2007 of $573.6 million, versus last year’s reported sales of $453.0 million. By brand, retail sales were $387.4 million for Talbots compared to $384.9 million last year and $80.6 million for J. Jill, which was acquired effective May 3, 2006. Sales for the J. Jill brand represent approximately 20% of the total combined company sales volume.
     Total Company comparable store sales declined 3.5% for the thirteen-week period. By brand, comparable store sales for Talbots decreased 3.9%. For the J. Jill brand, comparable store sales decreased 1.2% in the period.
     Consolidated direct marketing sales for the thirteen-week period were $105.6 million, including catalog and Internet, compared to last year’s Talbots only brand direct marketing sales of $68.1 million.
     The Company reconfirmed its previously announced outlook for consolidated first quarter earnings per share on a reported basis to be in the range of $0.07 to $0.11. The total company expectation assumes Talbots brand first quarter earnings per share to be in the range of approximately $0.30 - $0.32, versus last year’s Talbots only brand earnings per share of $0.51, and a loss for the J. Jill brand in the range of approximately $0.10 - $0.08. Also included in this first quarter reported outlook are acquisition and financing related costs of approximately $0.13 per share.
     The Company plans to release its first quarter 2007 operating results on Wednesday, May 23, 2007 and will provide additional details at that time.

     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,381 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,132 stores under the Talbots brand name and 249 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including acceptance of the Company’s fashions including its seasonal fashions, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the risk that the J. Jill business will not be successfully integrated, the risk that the J. Jill merchandise changes will not be well accepted, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization as a result of the transaction, diversion of management time on acquisition-related issues, effectiveness and profitability of new concepts, the risks associated with our current announced search for a successor for our chief executive officer and the risks associated with a CEO succession, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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